Press Release

Basic Earth Reports News on Christmas Meadows Project

On Wednesday July 22, 2009, 11:42 am EDT

DENVER--(BUSINESS WIRE)--Basic Earth Science Systems, Inc. (OTCBB:BSIC - News) has been advised that Double Eagle Petroleum Co. released information regarding its Christmas Meadows project on July 21, 2009. Basic Earth has a 1-1/2% working interest in this project. The text of the release follows:

Double Eagle Petroleum Co. announced today that on June 22, 2009 the Bureau of Land Management (BLM) approved the suspension of operations and production (SOP) for all leases within the Main Fork Environmental Impact Study Area (EIS) effective May 1, 2009. This area includes the TTU#1 wellbore.

The SOP includes all federal leases which Double Eagle owns an interest on its Main Fork federal unit prospect. The SOP stops the expiration of all lease terms and halts any lease rentals until the EIS is completed. Double Eagle had requested the EIS be prepared to evaluate the impacts of a full-field development scenario in the area. Double Eagle plans to meet in the third quarter of 2009 with officials from the Bureau of Land Management and the United States Forest Service to discuss the commencement of the EIS process, which is expected to take up to three years to complete. In the meantime, Double Eagle will not be prevented from exercising its approved rights to re-enter the TTU #1 wellbore or drill a new well at the TTU #3 well site.

Commenting on the news, Ray Singleton, President of Basic Earth, said, “We are gratified with this new development because without this action by the BLM, the leases that comprise the Main Fork Unit would have begun to expire in August 2009 as we disclosed in our recent 10-K filing.” He added, “Had this occurred, the Company would have been required to incur a non-cash charge that would have resulted in a reduction in earnings per share beginning in the second quarter of 2009. More importantly, Basic Earth and its partners now have time to develop, monetize or farm-out this very interesting project.”

Basic Earth is an independent oil and gas exploration and production company with primary operations in the Williston Basin, the Denver-Julesburg Basin in Colorado, southern Texas and the Gulf Coast area. Basic Earth is traded on the Over The Counter Bulletin Board under the symbol BSIC. Information on Basic Earth can be found at its web site: www.basicearth.net.

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Some statements contained in this release are forward-looking, and therefore involve uncertainties or risks that could cause actual results to differ materially. Forward-looking statements also include comments regarding impairment of assets, account assumptions, assumptions regarding working interests and future lease expirations. Factors that could cause actual results to differ materially include price volatility of oil and gas, economic and political events affecting supply and demand for oil and gas, loss of customers for oil and gas production and government regulations. These and other factors are discussed in more detail in Basic Earth's filings with the Securities and Exchange Commission, including within the "Risk Factors" contained in the Company's Annual Report on Form 10-K filed for March 31, 2009. The Company disclaims any obligation to update forward-looking statements.